Exhibit 1.1

4 May 2026

Linde plc

as Issuer

and

Citigroup Global Markets Limited

as Arranger and Dealer

and

The Other Dealers

AMENDED AND RESTATED DEALER AGREEMENT

RELATING TO THE

EUR 25,000,000,000 DEBT ISSUANCE PROGRAMME

Clifford Chance Partnerschaft mit beschränkter Berufshaftung von Rechtsanwälten, Steuerberatern und Solicitors · Sitz: Frankfurt am Main · AG Frankfurt am Main PR 2669

26.	Counterparts	27

This AMENDED AND RESTATED DEALER AGREEMENT is made on 4 May 2026

BETWEEN

(1)	Linde plc (the “Issuer”);

(2)	Citigroup Global Markets Limited (“Citigroup” or the “Arranger”);

(3)

Bank of China (Europe) S.A., BofA Securities Europe SA, Citigroup Global Markets Limited, HSBC Bank plc, J.P. Morgan SE, Mizuho Bank Europe N.V., Société Générale, TD Global Finance unlimited company, The Toronto-Dominion Bank, UBS AG London Branch and UniCredit Bank GmbH (each a “Dealer” and together, the “Dealers”, which expression shall include any new dealer appointed in accordance with Clause 11 and shall exclude any entity whose appointment has been terminated pursuant to Clause 10).

RECITALS:

(A)

Linde plc is a public limited company incorporated under the laws of Ireland with its registered office in Dublin, Republic of Ireland and registered in Ireland with registration number 606357. Linde plc is the parent company of the Group (as defined below).

(B)

On 18 January 2023, the shareholders of the predecessor of the Issuer (also named Linde plc and referred to herein as the “Legacy Holding Company”) approved the Legacy Holding Company’s proposal for an intercompany reorganization that resulted in the delisting of the Legacy Holding Company’s ordinary shares from the Frankfurt Stock Exchange, on 1 March 2023, after the completion of legal and regulatory approvals. In connection with the closing of the intercompany reorganization on 1 March 2023, the Issuer assumed by operation of law all obligations of the Legacy Holding Company and shareholders automatically received one share of the new holding company, listed on the New York Stock Exchange in exchange for each share in the Legacy Holding Company that was previously owned (the “Reorganization”). The Issuer as the new holding company of the Group is also named “Linde plc” and trades under the existing ticker LIN. On 6 November 2023, the Issuer transferred the listing of its ordinary shares from the New York Stock Exchange to the Nasdaq Stock Market.

(C)

All references to “the Issuer” or “Linde plc” in this Agreement in relation to events or circumstances prior to 1 March 2023 (being the effective date of the Reorganization) are references to the Legacy Holding Company as legal predecessor of the Issuer.

(D)

On 11 May 2020, the Legacy Holding Company established a debt issuance programme to issue from time to time bearer notes in an aggregate nominal amount outstanding at any one time not exceeding a specified programme limit (the “Programme”). Following the Reorganization, the Programme will now be continued by the Issuer as legal successor of the Legacy Holding Company.

(E)	The Issuer has decided to increase the amount of the Programme from EUR 20,000,000,000 to EUR 25,000,000,000.

(F)

In connection with the Programme, the Issuer, Deutsche Bank Aktiengesellschaft in its capacity as previous arranger and the Dealers entered into a dealer agreement (as amended and restated on 8 May 2025, the “Original Dealer Agreement”).

(G)

The Issuer, the Arranger and the Dealers now wish to record the agreement to amend and replace the Original Dealer Agreement by this amended and restated dealer agreement (the “Dealer Agreement” or the “Agreement”).

(H)

In connection with the Programme, the Issuer will also enter into an agency agreement, dated 4 May 2026 (such agreement amended from time to time the “Agency Agreement”) and made between Linde plc and Citibank, N.A., London Branch as Fiscal Agent and Paying Agent.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement:

“Agreement Date” means, in respect of any particular Tranche of Notes, the date on which agreement is reached for the issue of such Notes as contemplated in Clause 2. In case of Notes issued on a syndicated basis or otherwise in relation to which a Subscription Agreement is entered into, the Agreement Date shall be the date on which the relevant Subscription Agreement is signed by or on behalf of all the parties;

“Arranger” means Citigroup and any company appointed to the position of arranger for the Programme and “Arrangers” means Citigroup and any company appointed to the position of arranger for the Programme acting together;

“Calculation Agent” means, in relation to any Series of Notes, the institution appointed as calculation agent for the purposes of such Notes and named as such in the relevant Final Terms, in the case of the Fiscal Agent, pursuant to Clause 8 of the Agency Agreement, in the case of a Dealer or any other institution, pursuant to Clause 16 and, in any case, any successor to such institution in its capacity as such;

“CBL” means Clearstream Banking S.A., Luxembourg;

“CEU” means Clearstream Europe AG, Germany;

“Common Safekeeper” means an ICSD in its capacity as common safekeeper or a person nominated by the ICSDs to perform the role of common safekeeper;

“Conditions” means in relation to any Tranche of Notes, the set of terms and conditions applicable to such Tranche of Notes as set out in the Prospectus and as determined and completed by the relevant Final Terms as described therein. The Conditions may be documented either by (i) replicating the relevant provisions of Option I or Option II, and completing the relevant placeholders of Option I or Option II, as relevant, in Part I of the Final Terms in which case the replicated and completed provisions of Option I or Option II alone shall constitute the Conditions applicable to any Tranche of Notes, or by (ii) referring to the relevant provisions of Option I or Option II in Part I of the Final Terms only, in which case Option I or Option II and the relevant Final Terms taken together shall constitute the Conditions applicable to any Tranche of Notes. The Conditions will be attached to each Global Note representing the Notes;

“Confirmation Letter” means

(a)	in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Confirmation Letter substantially in the form set out in Part II of Schedule 3 hereto; and

(b)

in respect of the appointment of a third party as a Dealer for one or more particular issue(s) of Notes under the Programme, the Confirmation Letter substantially in the form set out in Part IV of Schedule 3 thereto;

“Dealer Accession Letter” means

(a)	in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Dealer Accession Letter substantially in the form set out in Part I of Schedule 3 hereto; and

(b)

in respect of the appointment of a third party as a Dealer for one or more particular issue(s) of Notes under the Programme, the Dealer Accession Letter substantially in the form set out in Part III of Schedule 3 hereto;

“Documentation List” means the list of documents set out in Schedule 1;

“Euroclear” means Euroclear Bank SA/NV, Belgium;

“Euro MTF Market” means the Euro MTF market of the Luxembourg Stock Exchange;

“Event of Default” means any of the events provided in § 9 of the Conditions of the Notes to be an Event of Default;

“Exchange Act” means the United States Securities Exchange Act of 1934;

“Final Terms” means the final terms issued in relation to each Tranche of Notes (substantially in the form set out in the Prospectus (as defined below)) specifying the relevant issue details in relation to such Tranche;

“Fiscal Agent” means Citibank, N.A., London Branch as Fiscal Agent under the Agency Agreement and any successor fiscal agent appointed by the Issuer in accordance with the Agency Agreement;

“Frankfurt Business Day” means a day (other than Saturdays and Sundays) on which commercial banks and foreign exchange markets are open for business (including dealings in foreign exchange and foreign currency deposits) in Frankfurt am Main;

“FSMA” means the Financial Services and Markets Act 2000, as amended;

“Global Note” means a Temporary Global Note or a Permanent Global Note;

“Group” means the Issuer and its consolidated subsidiaries taken as a whole;

“ICSD” means each of CBL and Euroclear, together the “ICSDs”;

“Indemnified Person” means for the purposes of this Agreement each Dealer, its affiliates and each person who controls such Dealer (within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act) and each of their directors, officers, employees and agents;

“Issue Date” means, in respect of any Tranche of Notes, the date of issue of the Notes;

“Lead Manager” means, in relation to any Tranche of Notes, the Dealer defined as the Lead Manager in the applicable Subscription Agreement or when only one Dealer signs such Subscription Agreement, such Dealer;

“Luxembourg Prospectus Law” means the Luxembourg law on prospectuses for securities (Loi relative aux prospectus pour valeurs mobilières) dated 16 July 2019;

“Luxembourg Stock Exchange” means the stock exchange in Luxembourg;

“MAR” means Regulation (EU) No 596/2014 of the European Parliament and of the Council;

“New Dealer” means any entity appointed as an additional Dealer in accordance with Clause 11;

“NGN” means a Global Note which is intended to be a new global note, as stated in the applicable Final Terms;

“Notes” means any notes in bearer form issued or to be issued by the Issuer pursuant to this Agreement;

“Option I” means the set of terms and conditions for Notes with fixed interest rates, non-interest-bearing Notes and zero coupon Notes as set out in the Prospectus, including any set of terms and conditions for Notes with fixed interest rates previously published and incorporated by reference into the Prospectus;

“Option II” means the set of terms and conditions for Notes with floating interest rates as set out in the Prospectus, including any set of terms and conditions for Notes with floating interest rates previously published and incorporated by reference into the Prospectus;

“Permanent Global Note” means a permanent global note substantially in the form set out in Schedule 1 to the Agency Agreement (or in such other form as may be agreed between the Issuer, the Fiscal Agent and the Relevant Dealer) issued or to be issued (if indicated in the applicable Final Terms) by the Issuer pursuant to this Agreement in exchange for the whole or part of a Temporary Global Note issued in respect of Notes of the same Tranche;

“Procedures Memorandum” means the Procedures Memorandum as amended, varied or supplemented from time to time;

“Programme” means the Debt Issuance Programme established by this Agreement;

“Programme Amount” means EUR 25,000,000,000, being the aggregate principal amount of the Notes outstanding at any one time that may be issued under the Programme calculated in accordance with Clause 3.5, as such amount may be increased from time to time in accordance with the provisions of Clause 12;

“Prospectus” means the base prospectus relating to the Notes in accordance with Part IV of the Luxembourg Prospectus Law, prepared in connection with the listing of Notes issued under the Programme on the Euro MTF Market, as supplemented or updated from time to time in accordance with Clause 5.2 including, in relation to each Tranche of Notes, the Final Terms relating to such Tranche and such other documents as are from time to time incorporated therein by reference. For the purpose of Clause 4.2 with respect to the Agreement Date and the Issue Date, the Prospectus means the Prospectus as at the Agreement Date but not including any subsequent amendment thereto;

“Relevant Clearing System” means any of the following as specified in the applicable Final Terms: CBL; CEU, Euroclear;

“Relevant Dealer” means, in relation to any Tranche of Notes, the Dealer or Dealers with whom the Issuer has agreed the issue and purchase of such Tranche;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Series” means a Tranche of Notes together with any further Tranche or Tranches of Notes (i) which are expressed to be consolidated and form a single series and (ii) are identical in all respects (including as to listing) except for their respective Issue Dates and/or issue prices;

“Stabilisation Manager” means, in relation to any Tranche of Notes, the Dealer or Dealers (if any) specified as the stabilisation manager in the Final Terms in relation to such Tranche;

“Stock Exchange” means the Euro MTF Market or any other or further stock exchange(s) on which any Notes may from time to time be listed. References in this Agreement to the “relevant Stock Exchange” shall, in relation to any Notes, be references to the stock exchange or stock exchanges on which such Notes are from time to time, or are intended to be, listed as specified in the relevant Final Terms;

“Subscription Agreement” means an agreement in or substantially in the form set out in Schedule 5 hereto or such other form as may be agreed between the Issuer and the Lead Manager which agreement shall be supplemental to this Agreement;

“Temporary Global Note” means a temporary global note substantially in the form set out in Schedule 1 to the Agency Agreement (or in such other form as may be agreed between the Issuer, the Fiscal Agent and the Relevant Dealer) issued or to be issued by the Issuer pursuant to this Agreement and initially representing Notes of the same Tranche; and

“Tranche” means Notes issued hereunder which are identical in all respects (including as to listing).

1.2

Expressions. Expressions defined in the Agency Agreement and in the sets of terms and conditions of the Notes as set out in the Prospectus and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires.

1.3

References. All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Agency Agreement, any Series of Notes and any Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented or replaced from time to time, including this Agreement as supplemented by any Subscription Agreement.

2.	AGREEMENTS TO ISSUE AND PURCHASE

2.1	Issue and Purchase of Notes. The Issuer may from time to time agree with any Dealer to issue, and any Dealer may agree to purchase, Notes.

2.2

Delivery of Notes and Payment of Net Issue Proceeds. On each occasion upon which the Issuer and any Dealer agree on the terms of the issue by the Issuer and purchase by such Dealer of one or more Notes:

2.2.1

Delivery of Notes: the Issuer shall cause the Notes, which shall be initially represented by a Temporary Global Note or a Permanent Global Note, as indicated in the applicable Final Terms, to be issued and delivered on the agreed Issue Date to

(a)	if the Relevant Clearing System is CEU, to CEU, or

(b)	if the Relevant Clearing System is CBL and Euroclear

(i)	to a common depositary for CBL and Euroclear, or

(ii)	in the case of NGNs, to a Common Safekeeper; and

the securities account of the Relevant Dealer with the Relevant Clearing System will be credited with the Notes on the agreed Issue Date, as described in the Procedures Memorandum; and

2.2.2

Payment of Net Issue Proceeds: the Relevant Dealer shall, on a delivery against payment basis (unless otherwise agreed), cause the payment of the net subscription moneys (namely the agreed issue or sale price for the Notes plus any accrued interest and less any agreed commissions, concessions or other agreed deductions) to or to the order of the Issuer by credit transfer to such account as may have been specified by the Issuer to the Relevant Dealer for such purpose.

2.3

Liability of Dealers Several and Not Joint: Where more than one Dealer has agreed with the Issuer to purchase a particular Tranche of Notes pursuant to this Clause, the obligations of such Dealers to purchase the Notes shall be several and not joint.

2.4

Subscription Agreement. Where the Issuer agrees with two or more Dealers to issue, and such Dealers agree to purchase, Notes on a syndicated basis, the Issuer shall enter into a Subscription Agreement with such Dealers. The Issuer may also enter into a Subscription Agreement with one Dealer only.

2.5

Procedures Memorandum. The procedures which apply to issues of Notes not to be subscribed pursuant to a Subscription Agreement are set out in Part I of the Procedures Memorandum. The procedures which apply to issues of Notes to be subscribed pursuant to a Subscription Agreement are set out in Part II of the Procedures Memorandum.

2.6

Restrictions Relating to Certain Currencies. Any issue of Notes denominated in a currency in respect of which particular laws, regulations, guidelines, restrictions and reporting requirements apply will only be issued in circumstances which comply with such laws, regulations, guidelines, restrictions and reporting requirements from time to time.

The Issuer shall ensure that Notes denominated or payable in Yen (“Yen Notes”) will only be issued in compliance with applicable Japanese laws, regulations, guidelines and policies. The Issuer or its designated agent shall submit such reports or information as may be required from time to time by applicable laws, regulations and guidelines promulgated by Japanese authorities in the case of Yen Notes. Each Dealer agrees to provide any necessary information relating to Yen Notes to the Issuer (which shall not include the names of clients) so that the Issuer may make any required reports to the competent authority of Japan for itself or through its designated agent.

The restrictions relating to Yen Notes shall only apply insofar as they are consistent with the relevant regulations of the appropriate regulatory bodies or are necessary to comply with applicable laws and regulations from time to time. On each occasion when any such regulatory body amends or introduces any relevant regulation, the restrictions above shall be deemed to be amended accordingly.

3.	CONDITIONS OF ISSUE, UPDATING OF LEGAL OPINIONS

3.1

First Issue. Before the Issuer reaches its first agreement with any Dealer for the issue and purchase of Notes, each Dealer shall have received, and found satisfactory, all of the documents and confirmations described in the Documentation List. Any Dealer must notify Citigroup and the Issuer within seven Frankfurt Business Days of receipt of the documents and confirmations described in the Documentation List if it considers any to be unsatisfactory.

3.2	Each Issue. The obligations of a Dealer under any agreement for the issue and purchase of Notes made pursuant to Clause 2 are conditional upon:

3.2.1

No Material Adverse Change: there having been, as at the proposed Issue Date, no adverse change from that set forth in the Prospectus on the relevant Agreement Date in the condition (financial or otherwise) of the Issuer and the Group which, in any case, is material in the context of the issue and offering of the Notes;

3.2.2

No Breach of Obligations: there being no outstanding breach of any of the obligations of the Issuer under this Agreement, any relevant Subscription Agreement, any Notes or the Agency Agreement which has not been waived by the Dealer on or prior to the proposed Issue Date;

3.2.3

Accuracy of Warranties: the accuracy as of the Agreement Date and the Issue Date, of the warranties set out in Clause 4 or in any relevant Subscription Agreement, and there having been no event rendering inaccurate any of such warranties of the Issuer with reference to the facts and circumstances then subsisting;

3.2.4

Programme Amount: subject to Clause 12, the aggregate principal amount of the Notes to be issued, when added to the aggregate principal amount of all Notes outstanding on the proposed Issue Date (excluding for this purpose Notes due to be redeemed on such Issue Date) not exceeding the Programme Amount or its equivalent in other currencies as determined pursuant to Clause 3.5;

3.2.5

Listing: in the case of Notes which are intended to be listed on any Stock Exchange, all necessary steps having been taken by the Issuer to qualify the Notes for listing or to obtain the listing of such Notes and the Relevant Dealer being satisfied that such listing will be granted by the relevant Stock Exchange on or shortly after the Issue Date for such Notes;

3.2.6

Force Majeure: there having been, between the Agreement Date and the Issue Date for such Notes, in the reasonable opinion of the Relevant Dealer no such change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the reasonable opinion of the Relevant Dealer be likely to either prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market;

3.2.7

Ratings: there having been, between the Agreement Date and the Issue Date, no downgrading in the rating of any of the debt securities of the Issuer by Moody’s Investors Service, Inc., S&P Global Ratings Europe Limited, their respective affiliates or any other rating agency instructed by the Issuer which has assigned a rating to the Issuer or its debt securities and no public announcement that any such organisation has under surveillance or review with negative implications its rating of any of the debt securities of the Issuer, provided that such downgrading or public announcement is, in the reasonable opinion of the Relevant Dealer, likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market;

3.2.8

Documents Agreed: the relevant form of the Final Terms, the Temporary Global Note, the Permanent Global Note, the legal opinions (in the circumstances of Clause 3.4 below), and the comfort letter of the Issuer in the circumstances of Clause 5.7 below, as the case may be, in relation to the Tranche of Notes and the respective settlement procedures having been agreed by the Issuer, the Relevant Dealer and the Fiscal Agent;

3.2.9	Currency Accepted: the relevant currency being accepted for settlement by the Relevant Clearing System;

3.2.10	Calculations: any calculations or determinations which are required by the relevant Conditions to have been made prior to the Issue Date having been duly made;

3.2.11

Approval, Filing, Publication: in the case of Notes which are intended to be listed on the Euro MTF Market, the Prospectus (except for the relevant Final Terms in relation to each Tranche of Notes) being approved by the Luxembourg Stock Exchange and having been published in accordance with the requirements of the Luxembourg Prospectus Law and any other applicable law and the relevant Final Terms having been filed with the Luxembourg Stock Exchange; and

3.2.12

No Supplement required: in the case of Notes which are intended to be listed on the Euro MTF Market, (i) there being no significant new factor, material mistake or material inaccuracy relating to the information included in the Prospectus which is capable of affecting the assessment of the Notes which are intended to be listed or (ii) if there is such significant new factor, material mistake or material inaccuracy, a supplement to the Prospectus having been approved by the Luxembourg Stock Exchange and having been published in accordance with the requirements of the Luxembourg Prospectus Law and any other applicable law.

In the event that any of the foregoing conditions is not satisfied and subject to the provisions of the relevant Subscription Agreement, the Relevant Dealer shall be entitled (but not bound) by notice to the Issuer to be released and discharged from its obligations under the agreement reached under Clause 2.

3.3

Waiver. Any Dealer, on behalf of itself only, may by notice in writing to the Issuer waive any of the conditions precedent contained in Clauses 3.1 and 3.2 (save for the condition precedent contained in Clause 3.2.4) in so far as they relate to an issue of Notes to that Dealer.

3.4

Updating of Legal Opinions. On each occasion on which the Prospectus is updated, the Issuer shall procure that legal opinions in such form and with such content as the Dealers may reasonably require, are delivered, at the expense of the Issuer, to the Dealers from legal advisers in the jurisdiction of the Issuer. In addition, on such other occasions as a Dealer reasonably so requests, the Issuer will procure that a legal opinion or further legal opinions, as the case may be, in such form and with such content as the Dealers may reasonably require, is or are delivered, at the expense of the Issuer, to the Dealers from legal advisers in the jurisdiction of the Issuer. If at or prior to the time of any payment of net issue proceeds as set forth in Clause 2.2.2 such a request is made with respect to the Notes to be issued, the receipt of the relevant opinion or opinions in a form satisfactory to the Relevant Dealer shall be a condition precedent to the issue of those Notes to that Dealer.

3.5	Determination of Programme Amount. For the purposes of Clause 3.2.4:

3.5.1

General: the euro equivalent of the aggregate principal amount of the Notes denominated in a currency other than euro shall be calculated by the Fiscal Agent on the basis of the reference rate as obtained by the Fiscal Agent for the sale of euro against the purchase of the relevant currency on the relevant day of calculation; and

3.5.2

Zero Coupon Notes: the euro equivalent of Zero Coupon Notes issued at a discount shall be calculated in the manner specified above by reference to the net proceeds received by the Issuer for the relevant issue.

4.	WARRANTIES

4.1	Warranties. As at the date of this Agreement, the Issuer hereby warrants to the Dealers and each of them as follows that:

4.1.1

Financial Statements: the most recently published audited consolidated annual financial statements of the Issuer and its consolidated subsidiaries as well as any interim financial statements, if any, published subsequently thereto were prepared in accordance with the accounting principles generally accepted in the United States of America consistently applied and they give a true and fair view of the financial condition of the Issuer and its consolidated subsidiaries as at the date to which they were prepared (the “Relevant Date”) and of the results of the operations of the Issuer and its consolidated subsidiaries for the financial year or financial period ended on the Relevant Date and that there has been no material adverse change or any development likely to result in a future material adverse change in the condition (financial or otherwise) of the Issuer and its consolidated subsidiaries taken as a whole since the Relevant Date except as disclosed in the Prospectus;

4.1.2

Prospectus: (i) the Prospectus contains all information which is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuer and the rights attaching to the Notes and all information which is material in the context of the Programme and the issue and offering of Notes thereunder, (ii) the information contained in the Prospectus with respect to the Issuer and the Notes is accurate and complete in all material respects and is not misleading, (iii) the opinions and intentions expressed therein with respect to the Issuer and the Notes are honestly held, (iv) there are no other facts with respect to the Issuer or the Notes the omission of which would make the Prospectus as a whole or any of such information or the expression of any such opinions or intentions misleading in any material respect and (v) that the Issuer has made all reasonable enquiries to ascertain all facts material for the purposes aforesaid;

4.1.3	Publication of Prospectus: on or before the first Agreement Date, the Prospectus will have been published in accordance with the requirements of the Luxembourg Prospectus Law;

4.1.4

Incorporation of the Issuer: the Issuer is a public limited company duly established under the laws of the Republic of Ireland with full power and authority to own its assets and to conduct its business as described in the Prospectus;

4.1.5

Agreements Valid: the issue of Notes and the execution and delivery of this Agreement and the Agency Agreement by the Issuer have been duly authorised by the Issuer and, in the case of this Agreement and the Agency Agreement constitute, and, in the case of Notes, upon due execution, authentication, effectuation (if applicable), issue and delivery in accordance with the Agency Agreement will constitute, legal, valid and binding obligations of the Issuer, enforceable in accordance with their respective terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

4.1.6

No Infringement or Violation: the update of the Programme, the execution and delivery of this Agreement and the Agency Agreement, the issue, offering and distribution of Notes and the performance of the terms of any Notes, this Agreement and/or the Agency Agreement will not infringe any law or regulation of its jurisdiction of incorporation and are not contrary to the provisions of the constitutional documents of the Issuer and will not result in any violation of the terms of any instrument or agreement to which the Issuer is a party or by which the Issuer or its respective property is bound;

4.1.7

No Event of Default: no Event of Default or event which with the giving of notice or lapse of time or other condition would constitute an Event of Default is subsisting in relation to any outstanding Notes and no event has occurred which would constitute (after an issue of Notes) an Event of Default thereunder or which with the giving of notice or lapse of time or other condition would (after an issue of Notes) constitute such an Event of Default;

4.1.8

Proceedings: other than as set forth in the Prospectus, the Issuer is not engaged (whether as defendant or otherwise) in, nor has the Issuer knowledge of the existence of, or any threat (Androhung) of, any legal, arbitration, administrative or other proceedings the result of which relates to claims or amounts which might be material in the context of the Programme and/or the issue and offering of Notes thereunder or which might have or have had a material adverse effect on the financial position or operations of the Issuer or the Group;

4.1.9

Approvals in Effect: all licences, consents, approvals, authorisations, orders and clearances of all regulatory authorities required by the Issuer for or in connection with the creation and offering of Notes under the Programme, the execution and issue of, and compliance by the Issuer with the terms of Notes issued under the Programme and the execution and delivery of, and compliance with the terms of, this Agreement and the Agency Agreement have been obtained and are in full force and effect;

4.1.10

Programme Amount: as of the Issue Date for the sale of such Notes, after giving effect to the issuance of such Notes and of any other Notes to be issued by the Issuer, and to the redemption of Notes to be redeemed by the Issuer, on or prior to such Issue Date, the aggregate principal amount of Notes issued by the Issuer outstanding will not exceed the Programme Amount;

4.1.11

Directed Selling Efforts: neither the Issuer nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on its behalf or any such affiliate’s behalf (other than the Dealers, as to whom no representation or warranty is made) have engaged or will engage in any directed selling efforts within the meaning of Rule 903 of Regulation S under the Securities Act with respect to the Notes;

4.1.12

Offering Restrictions: in respect of any issue of Notes under the Programme, the Issuer and each of its respective affiliates (as defined in Rule 405 under the Securities Act), and any person (other than the Dealers, as to whom no representation or warranty is made) acting on behalf of any of the foregoing persons have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act;

4.1.13

Ranking of Notes: any Notes will be unsecured obligations of the Issuer and will rank pari passu among themselves and (save for certain debts required to be preferred by law) equally with all other unsecured and unsubordinated obligations of the Issuer from time to time outstanding;

4.1.14

Authorised representatives: that the persons named in the list referred to in paragraph 4 of the Documentation List (as such list may be amended from time to time by notice in writing in accordance with Clause 5.6) are authorised to represent the Issuer in respect of the Programme and to take any action and to sign any document on behalf of the Issuer with binding effect on the Issuer;

4.1.15	ICSD Agreement: the agreements with the ICSDs regarding matters related to the Notes to be issued under the Programme in NGN form are in full force and effect;

4.1.16

Sanctions: neither the U.S. Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the United Nations Security Council (“UNSC”), the European Union (the “EU”) nor the United Kingdom government (including His Majesty’s Treasury and the Foreign, Commonwealth & Development Office) has imposed any sanctions against the Issuer or, to the best knowledge of the Issuer, against any of its subsidiaries, directors, or officers, or any of its employees who will act in any capacity in connection with or benefit from the Programme because of the violation of any laws and regulations administered by OFAC, the U.S. Department of State, the UNSC, the EU or the United Kingdom government (including His Majesty’s Treasury and the Foreign, Commonwealth & Development Office), respectively.

This representation is only made to the extent that it does not result in a violation of Section 7 of the German Foreign Trade Ordinance (§ 7 Außenwirtschaftsverordnung—AWV), any provision of Council Regulation (EC) No 2271/96 (or any law or regulation imposing penalties in respect of such regulation in any member state of the European Union or, with respect to the United Kingdom, as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”)) or any similar applicable blocking or anti-boycott statute in any member state of the European Union or the United Kingdom;

4.1.17

Anti-Bribery: the Issuer has instituted and maintains anti-bribery and corruption policies and procedures and that neither the Issuer nor, to the knowledge of the Issuer, any of its respective subsidiaries, directors, officers or employees has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, or (iii) made any bribe, influence payment, kickback or other unlawful payment;

4.1.18

Money-Laundering: no formal action, suit or proceeding by or before any court or governmental agency, authority or body involving the Issuer with respect to any applicable anti-money-laundering laws or regulations is pending or has been pending within the last three years, other than as disclosed and the Issuer has instituted and maintains procedures to ensure compliance with applicable anti-money-laundering laws and any transactions proceeds will not be used for any purpose that would breach applicable anti-money-laundering laws; and

4.1.19

MAR: the Issuer is not aware of any inside information as defined in Article 7 MAR with respect to the Issuer, the Notes to be issued or outstanding securities of the Issuer that is required to be published in accordance with Article 17(1) MAR; the Issuer is not making use of its rights under Article 17(4) MAR to temporarily exempt itself from its obligation to publicly disclose inside information relating to itself.

4.2

Warranties Repeated as at Agreement Date and Issue Date. With regard to each issue of Notes under the Programme, each warranty set forth in Clause 4.1 shall be true and correct as at the Agreement Date for such Notes (any agreement on such Agreement Date being deemed to have been made on the basis of, and in reliance on, such warranties) and as at the Issue Date of such Notes and the Issuer shall be deemed to repeat each such warranty as at each such date.

4.3

Warranties Repeated on other Occasions. Each warranty set forth in Clause 4.1 shall be true and correct on the date on which the Prospectus or any supplement thereto is published, on each date on which a new Prospectus is published and on each date on which the Programme Amount is increased in accordance with Clause 12 and the Issuer shall be deemed to repeat each such warranty as at each such date.

4.4

Warranties Continuing in Effect. The warranties set forth in this Clause shall continue in full force and effect notwithstanding the knowledge of any Dealer with respect to any of the matters referred to in the warranties set out above, any investigation by or on behalf of the Dealers or completion of the subscription and issue of any Notes.

5.	UNDERTAKINGS BY THE ISSUER

5.1	Notification of Material Developments. The Issuer shall promptly after becoming aware of the occurrence thereof notify each Dealer of:

5.1.1

Event of Default: any Event of Default or any condition, event or act which would after an issue of Notes (or would with the giving of notice and/or lapse of time) constitute an Event of Default or any breach of the warranties or undertakings contained in this Agreement or the Agency Agreement or any of them; and

5.1.2

Material Developments: any development or information which (i) relates, directly or indirectly, to the Issuer, its business, financial situation, profits or prospects, or any of its financial instruments, (ii) which has not been made public and (iii) would be likely to have a significant effect on the price of the Notes issued hereunder if it were made public, except that if such development or information constitutes inside information within the meaning of Article 7 MAR, the disclosure of which the Issuer has delayed in accordance with Article 17(4) MAR, no notification needs to be made while such right to delay disclosure continues.

If, following the time of an agreement under Clause 2 and before the issue of the relevant Notes, the Issuer becomes aware that the conditions specified in Clause 3.2 will not be satisfied in relation to that issue, the Issuer shall forthwith notify the Relevant Dealer to this effect giving full details thereof. In such circumstances and subject to the provisions of the relevant Subscription Agreement, the Relevant Dealer shall be entitled (but not bound) by notice to the Issuer to be released and discharged from its obligations under the agreement reached under Clause 2.

Without prejudice to the generality of the foregoing, the Issuer shall from time to time promptly furnish to each Dealer such information relating to the Issuer as such Dealer may reasonably request.

5.2	Updating of Prospectus.

5.2.1

Annual Update: On or before each anniversary of the date of this Agreement, the Issuer shall update or supplement the Prospectus (following consultation with the Arranger who will consult with the Dealers) and shall have the Prospectus approved by the Luxembourg Stock Exchange by the publication of a supplement thereto or a new Prospectus, in a form approved by the Dealers.

5.2.2

Supplement: The Issuer shall (i) update or supplement the Prospectus (following consultation with the Arranger(s) who will consult with the Dealers) by publication of a supplement to the Prospectus in a form approved by the Dealers, (aa) in the event of any significant new factor, material mistake or material inaccuracy relating to the information included in the Prospectus which is capable of affecting the assessment of the Notes to be issued under the Programme, (bb) on each occasion on which the Issuer publishes an annual report in a form setting out the audited consolidated financial statements or by way of incorporating them by reference into the Prospectus or (cc) in case it increases the Programme Amount, and (ii) have the supplement approved by the Luxembourg Stock Exchange and published in accordance with at least the same arrangements as were applied when the Prospectus was published and furnish a copy of such supplement to the Dealers.

Except in the case of (i)(cc) above, the Issuer may decide to postpone the publication of a supplement, if at the relevant time no issuance of Notes under the Programme is envisaged.

5.2.3

Financial Statements: The Issuer shall promptly supply to each Dealer and the Fiscal Agent such number of copies of such financial statements, revised Prospectuses or supplements (if any) as each Dealer or the Fiscal Agent (as the case may be) may reasonably request. Until a Dealer receives such financial statements, incorporated by reference into the Prospectus or any supplement thereto, the definition of “Prospectus” in Clause 1 shall, in relation to such Dealer, mean the Prospectus prior to the receipt by such Dealer of such financial statements or the publication of such revised Prospectus or supplement.

5.2.4

Change of Terms: If the terms of the Programme are modified or amended in a manner which would make the Prospectus, as supplemented, inaccurate or misleading, the Issuer shall prepare and publish a new Prospectus or supplement.

5.3

Listing. The Issuer confirms that it will make or cause to be made an application at the expense of the Issuer for the Programme to be admitted to the Euro MTF Market so that Notes to be issued under the Programme may be listed on the Official List of the Luxembourg Stock Exchange.

If in relation to any issue of Notes, it is agreed between the Issuer and the Relevant Dealer to list such Notes on any other or further Stock Exchange, the Issuer undertakes to use its best endeavours to obtain and maintain the listing of such Notes on such Stock Exchange. If any Notes cease to be listed on the relevant Stock Exchange, the Issuer shall use its best endeavours promptly to list such Notes on another Stock Exchange to be agreed between the Issuer and the Relevant Dealer.

For the avoidance of doubt, the Issuer will under no circumstance be obligated to prepare a prospectus compliant with Regulation (EU) 2017/1129 of the European Parliament and of the Council (as amended, the “Prospectus Regulation”) for a listing of Notes on an EU regulated market.

The Issuer shall comply with the rules of each relevant Stock Exchange and shall otherwise comply with any undertakings given by it from time to time to the relevant Stock Exchange in connection with any Notes listed on such Stock Exchange or the listing thereof and shall furnish or procure to be furnished to the relevant Stock Exchange all such information as the relevant Stock Exchange may require in connection with the listing on such Stock Exchange of any Notes.

5.4	Agency Agreement. The Issuer undertakes that it will not:

5.4.1

without prior consultation with the Dealers terminate the Agency Agreement or effect or permit to become effective any amendment to any such agreement which, in the case of an amendment, would or might adversely affect the interests of any Dealer or of any holder of Notes issued before the date of such amendment; or

5.4.2	except after consultation with the Arranger appoint a different Fiscal Agent or paying agent(s) under the Agency Agreement.

The Issuer shall promptly notify each of the Dealers of any termination of, or amendment to, the Agency Agreement, and of any change in the Fiscal Agent or paying agent(s) under the Agency Agreement.

5.5

Lawful Compliance. The Issuer shall at all times ensure that all necessary action is taken and all necessary conditions are fulfilled (including, without limitation, the obtaining of all necessary consents) so that it may lawfully comply with its obligations under all Notes, this Agreement and the Agency Agreement, and so that it may comply with any applicable laws, regulations and guidance from time to time promulgated by any governmental and regulatory authorities relevant in the context of the issue of Notes. The Issuer complies and undertakes that it will continue to comply with the requirements of the FSMA.

5.6

Authorised Representatives. The Issuer shall notify the Dealers and the Fiscal Agent immediately in writing if any of the persons named in the list referred to in paragraph 4 of the Documentation List ceases to be authorised to take action on behalf of the Issuer or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence satisfactory to the Dealers that such person has been so authorised.

5.7

Auditors’ Comfort Letters. The Issuer shall at the time of the preparation of the Prospectus and at other times whenever so reasonably requested by the Dealers (or any of them) deliver, at the expense of the Issuer, to the Dealers a comfort letter from independent auditors of the Issuer in such form and with such content as the Dealers may reasonably request, provided that no such letter will be delivered in connection with the publication or issue of the audited annual financial statements of the Issuer.

If at or prior to the time of any payment of net issue proceeds as set forth in Clause 2.2.2 such a request is made with respect to the Notes to be issued, the receipt of the relevant comfort letter or letters in a form satisfactory to the Relevant Dealer shall be a condition for the issue of those Notes to that Dealer.

5.8

No other Issues. During the period commencing on an Agreement Date and ending on the Issue Date with respect to any Notes which are issued on a syndicated basis and are to be listed, the Issuer shall not, without prior consultation with the Relevant Dealer, issue or agree to issue any other listed notes, bonds or other debt securities of whatsoever nature (other than Notes to be issued to the same Dealer) where such notes, bonds or other debt securities would have the same maturity and currency as the Notes to be issued on the relevant Issue Date.

5.9

Ratings. The Issuer undertakes promptly to notify the Dealers of any change in the ratings given by Moody’s Investors Service, Inc., S&P Global Ratings Europe Limited, their respective affiliates and/or such other rating agency as notified to the Dealers for any of the Notes to be issued under the Programme by it or any public announcement that any such organisation has under surveillance or review its rating of any of the debt securities of the Issuer.

5.10

Sanctions. The Issuer will not use the proceeds from the issuance of Notes under the Programme in violation of any laws and regulations administered by OFAC, the U.S. Department of State, UNSC, the EU and the United Kingdom, respectively.

The aforementioned undertakings are only given to the extent that it does not result in a violation of or conflict with Section 7 of the German Foreign Trade Ordinance (§ 7 Außenwirtschaftsverordnung—AWV), any provision of Council Regulation (EC) No 2271/96 (or any law or regulation imposing penalties in respect of such regulation in any member state of the European Union or, with respect to the United Kingdom, as it forms part of United Kingdom domestic law by virtue of the EUWA) or any similar applicable blocking or anti-boycott statute in any member state of the European Union or the United Kingdom.

6.	INDEMNITY

6.1

Without prejudice to the other rights or remedies of the Dealers, the Issuer undertakes with each of the Dealers that it will indemnify each Indemnified Person against any losses, liabilities, damages, costs, claims, expenses or actions (including all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which such Indemnified Person may incur or which may be made against it as a result of or in relation to:

6.1.1

Failure to Issue: any failure by the Issuer to issue on the agreed Issue Date any Notes which a Dealer has agreed to purchase (unless such failure is as a result of the failure by the Relevant Dealer to pay the aggregate purchase price for such Notes); or

6.1.2

Breach of Obligations: any breach or (in case of a claim not brought by any of the Dealers) alleged breach of the obligations and undertakings contained in or made by the Issuer pursuant to this Agreement or any Subscription Agreement; or

6.1.3	Inaccuracy of Warranties: any inaccuracy or alleged inaccuracy of the warranties contained in, or made or deemed to be made by the Issuer pursuant to this Agreement or any Subscription Agreement; or

6.1.4

Inaccuracy of Prospectus: any inaccurate or misleading, or allegedly inaccurate or misleading, untrue or (in case of a claim not brought by any of the Dealers) alleged untrue statement in, or omission, or alleged omission, from, the Prospectus or any part thereof; or

6.1.5

Inaccuracy of Information Provided: any inaccurate or misleading, or allegedly inaccurate or misleading, statement in any additional written information provided by the Issuer to the Dealers pursuant to Clause 7 below.

6.2

The Issuer agrees that its undertaking pursuant to subsection 6.1.3 to 6.1.5 constitutes a separate and absolute guarantee and that its obligation to indemnify any Dealer shall exist irrespective of whether fault of itself, its organs, directors, officers, employees or agents is involved.

7.	AUTHORITY TO DISTRIBUTE DOCUMENTS

7.1

The Issuer hereby authorises each of the Dealers on behalf of the Issuer to provide copies of and make oral statements consistent with the Prospectus and such additional written information as the Issuer shall provide to the Dealers or approve for the Dealers to use or such other information as is in the public domain as a consequence of a publication by or on behalf of or with the express authority of the Issuer to actual and potential purchasers of Notes.

7.2

When using the Prospectus, each Dealer must make certain that it complies with all applicable laws and regulations in force in the respective jurisdictions, including with the restrictions specified in the “Prohibition of Sales to EEA Retail Investors” legend and the “Prohibition of Sales to United Kingdom Retail Investors” legend set out on the cover page of the applicable Final Terms, if any.

8.	DEALERS’ UNDERTAKINGS

8.1	Each Dealer represents and agrees to comply with the restrictions and agreements set out in Schedule 2 hereto.

8.2

Without prejudice to the other rights or remedies of the Issuer, each of the Dealers severally undertakes with the Issuer that it will indemnify the Issuer, its affiliates and each of its directors, officers, employees and agents against any losses, liabilities, costs, claims, expenses or actions (including all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which such entity or person may incur or which may be made against it as a result of or in relation to any wilful or negligent failure by that Dealer to comply with the restriction and agreement set out in Schedule 2 hereto, provided that, without prejudice to any other claim the Issuer may have against that Dealer, no Dealer shall be liable to hold the Issuer indemnified against any losses, liabilities, costs, claims, expenses or actions arising from the sale of Notes to any person believed in good faith by that Dealer, on reasonable grounds after making all reasonable investigations, to be a person to whom Notes could legally be sold in compliance with the provisions of Schedule 2.

8.3

Each of the Dealers agrees that a determination will be made in relation to each issue of Notes about whether, for the purpose of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “MiFID Product Governance Rules”) and/or the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”), any Dealer subscribing for any Notes is a manufacturer in respect of such Notes, but that, otherwise, neither the Arranger nor the Dealers nor any of their respective affiliates will be a manufacturer for the purpose of the MiFID Product Governance Rules and/or the UK MiFIR Product Governance Rules, respectively.

9.	FEES, EXPENSES AND STAMP DUTIES

The Issuer undertakes that it will:

9.1	pay to each Dealer all commissions agreed between the Issuer and such Dealer in connection with the sale of any Notes to that Dealer (and any value added tax or other tax thereon); and

9.2	pay (together with any value added tax or other tax thereon):

9.2.1	the fees and expenses of its legal advisers and auditors;

9.2.2	the costs of listing and maintaining the listing of any Notes which are to be listed on a Stock Exchange;

9.2.3	the costs of obtaining any credit rating for the Notes as agreed by the Issuer;

9.2.4	the costs of any publicity agreed by the Issuer in connection with any issue of Notes;

9.2.5	the cost of obtaining the approval of the Prospectus or any supplement thereto by the Luxembourg Stock Exchange;

9.2.6	the costs in relation to the publication of the Prospectus and any supplement thereto in accordance with the Luxembourg Prospectus Law and any other applicable law;

9.2.7	the fees and expenses of the Fiscal Agent and any paying agent as more fully set out in a letter between the Issuer and the Fiscal Agent; and

9.2.8

all expenses in connection with the preparation of this Agreement, the Agency Agreement and the preparation and printing of the Prospectus and any amendments or supplements thereto (including the updating of any legal opinions issued pursuant to Clause 3.4 and of any auditors’ comfort letters issued pursuant to Clause 5.7);

9.3

pay to Citigroup the fees and disbursements of legal advisers appointed to represent the Dealers (including any value added tax thereon) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Agency Agreement and any documents referred to in any of them and any other documents required in connection with the update of the Programme as more fully set out in a letter of even date herewith between the Issuer and Citigroup; and

9.4

pay promptly, and in any event before any penalty becomes payable, any documentary, registration or similar duty or tax payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Agreement, any communication pursuant hereto, the Agency Agreement or any Notes and indemnify each Dealer against any liability with respect to or resulting from any delay in paying or omission to pay any such duty or tax.

10.	TERMINATION OF APPOINTMENT OF DEALERS

The Issuer or (as to itself) a Dealer may terminate this Agreement by giving not less than 30 days’ written notice to the other parties hereto. The Issuer may terminate the appointment of a Dealer by giving not less than 30 days’ written notice to such Dealer (with a copy promptly thereafter to all the other Dealers and the Fiscal Agent). Termination shall not affect any rights or obligations (including but not limited to those arising under Clauses 6, 8 and 9) which have accrued at the time of termination or which accrue thereafter in relation to any act or omission or alleged act or omission which occurred prior to such time.

11.	APPOINTMENT OF NEW DEALERS

11.1

Appointment. Nothing in this Agreement shall prevent the Issuer from appointing one or more New Dealers for the duration of the Programme or, with regard to an issue of a particular Tranche of Notes, for the purposes of that particular Tranche, in either case upon the terms of this Agreement. Unless such appointment is effected pursuant to a Subscription Agreement:

11.1.1	any New Dealer shall have first delivered to the Issuer an appropriate Dealer Accession Letter; and

11.1.2	the Issuer shall have delivered to such New Dealer an appropriate Confirmation Letter.

11.2

Rights and Obligations of New Dealers. Upon receipt of the relevant Confirmation Letter or execution of the relevant Subscription Agreement, each such New Dealer shall, subject to the terms of the relevant Dealer Accession Letter and the relevant Confirmation Letter or the relevant Subscription Agreement, as the case may be, become a party to this Agreement, vested with all rights and obligations of a Dealer as if originally named as a Dealer hereunder. Except in the case of the appointment of a New Dealer for the duration of the Programme, following the Issue Date of the relevant Tranche, the relevant New Dealer shall have no further rights or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of such Tranche.

11.3

Dealer Notification. The Issuer shall promptly notify the other Dealers and the Fiscal Agent of any appointment of a New Dealer for the duration of the Programme by supplying to such parties a copy of any Dealer Accession Letter and Confirmation Letter. Such notice shall be given in the case of an appointment of a New Dealer for a particular issue of Notes to the Fiscal Agent only.

12.	INCREASE IN THE PROGRAMME AMOUNT

12.1

Procedure. From time to time the Issuer may wish to increase the aggregate principal amount of the Notes that may be issued under the Programme. In such circumstances, it may give notice of such an increase (subject as set out in Clause 12.2) by delivering to the Fiscal Agent and the Dealers a letter substantially in the form set out in Schedule 4 hereto. Upon the date specified in such notice (which date may not be earlier than seven Frankfurt Business Days after the date on which the notice is given), all references in this Agreement, the Agency Agreement or any other agreement or document in relation to the Programme to a Debt Issuance Programme of a certain principal amount, shall be and shall be deemed to be references to a Debt Issuance Programme of the increased principal amount.

12.2

Documentation. The right of the Issuer to increase the aggregate principal amount of the Programme shall be subject to each Dealer having received and found satisfactory all the documents and confirmations described in the Documentation List (with such changes as may be relevant, with reference to the circumstances at the time of the proposed increase as are agreed between the Issuer and the Dealers), and the delivery of any further documents that the Arranger(s) on behalf of the Dealers may reasonably require, including the production by the Issuer of a supplementary Prospectus and any further or other documents required by the relevant Stock Exchange for the purpose of listing any Notes to be issued under the Programme on the relevant Stock Exchange. The Arranger(s) shall circulate to the Dealers the documents and confirmations described in the Documentation List and any further documents which may have been required by it. Any Dealer must notify the Fiscal Agent, the Arranger(s) and the Issuer within five Frankfurt Business Days of receipt, if it considers such documents to be unsatisfactory. In the absence of such notification, such Dealer shall be deemed to consider such documents to be satisfactory.

13.	STATUS OF THE ARRANGER, INDEMNITY ARRANGEMENTS AMONG THE DEALERS AND OBLIGATIONS SEVERAL

13.1

Status of the Arranger. Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme. The Arranger has no responsibility to any Dealer for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Prospectus, any Final Terms, this Agreement or any information provided in connection with the Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche.

13.2

Indemnity Arrangements among the Dealers. Each Indemnifying Dealer (as defined below) will indemnify any Non-participating Dealer (as defined below) named in the Prospectus against any loss, liability, claim, action, demand or expense (a “Loss” which shall include, but not be limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which, such Non-participating Dealer may incur, or alternatively which may be made against such Non-participating Dealer by an order of a competent court or tribunal, in the relevant jurisdiction in connection with an offer of Notes under the Programme, as a result of a failure or an alleged failure by the Issuer to update or supplement the Prospectus due to significant new factors arising after the date of the Prospectus, as required by law.

Where there is only one Indemnifying Dealer, its share of the Loss will be the whole of the Loss. In all other cases, the Loss shall be proportionate to the amount of Notes underwritten by each Indemnifying Dealer.

The indemnity given by the Indemnifying Dealer as set out in this Clause shall not apply to any Loss for which the Issuer itself is not also liable to the relevant Non-participating Dealer as set out in Clause 6.1.4.

“Indemnifying Dealer” means, where the relevant issue of Notes is subscribed by only one Dealer, that Dealer or, in any other case, the (Joint-) Lead Manager(s) or Joint Bookrunners of that issue (each as defined in the respective Subscription Agreement). “Non-participating Dealer” means any Dealer which is not an Indemnifying Dealer and in this definition, “Dealer” and “Indemnifying Dealer” includes, in each case, its affiliates and any person who controls it (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act).

The obligation of an Indemnifying Dealer to indemnify a Non-participating Dealer under this Clause 13 shall only arise when such Non-participating Dealer:

13.2.1

as soon as reasonably practicable but in any event not later than 25 days after becoming aware of any claim, action or other legal process being raised or instituted against it, notifies the Indemnifying Dealer thereof in writing and gives the Indemnifying Dealer an opportunity to participate in the defence of the claim, action or other legal process; and

13.2.2	in the exercise of its reasonable judgment, has determined:

(a)	following a formal legal opinion from a reputable law firm, that it is not possible to pursue an indemnification claim against the Issuer under Clause 6.1.4; or

(b)	that it is unlikely that such claim can be successfully collected in whole.

An Indemnifying Dealer shall not be liable in respect of any Loss arising from the settlement of any claim, action or other legal process raised or instituted against a Non-participating Dealer effected without its consent, such consent not to be unreasonably withheld, delayed or denied.

13.3	Obligations Several. Save as expressly provided in any Subscription Agreement, the obligations of the Dealers and the Arranger under this Agreement are several and not joint.

14.	ASSIGNMENT OF AGREEMENT

14.1	No transfer by Issuer. The Issuer may not assign its rights or transfer its obligations under this Agreement, in whole or in part. Any purported such assignment or transfer shall be void.

14.2	Transfer by Dealers. Subject to Clause 20, the Dealers may only assign or transfer their rights or obligations under this Agreement with the prior written consent of the Issuer.

14.3

Use of Affiliates: The Issuer agrees that the Dealers may perform the services contemplated hereby in conjunction with its affiliates, and that any Dealer affiliates performing services hereunder shall be entitled to the benefits and be subject to the terms of this Agreement, and that any references herein to the Dealers shall be deemed to include any such Dealer affiliates where the context so requires or permits.

15.	CURRENCY INDEMNITY

If, under any applicable law and whether pursuant to a judgment being made or registered against the Issuer or in the liquidation, insolvency or analogous process of the Issuer or for any other reason, any payment under or in connection with this Agreement is made or falls to be satisfied in a currency (the “other currency”) other than that in which the relevant payment is expressed to be due (the “required currency”) under this Agreement, then, to the extent that the payment (when converted into the required currency at the rate of exchange on the date of payment or, if it is not practicable for the Relevant Dealer to purchase the required currency with the other currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so or, in the case of a liquidation, insolvency or analogous process, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency or analogous process) actually received by the Relevant Dealer falls short of the amount due under the terms of this Agreement, the Issuer undertakes that it shall, as a separate and independent obligation, indemnify such Dealer against the amount of such shortfall. For the purpose of this Clause “rate of exchange” means the rate at which the Relevant Dealer is able on the Frankfurt am Main foreign exchange market on the relevant date to purchase the required currency with the other currency and shall take into account any premium and other reasonable costs of exchange.

16.	CALCULATION AGENT

16.1

General. In the case of any Series of Notes which require the appointment of a Calculation Agent, the Fiscal Agent shall act as Calculation Agent, unless the Fiscal Agent has not agreed, or may not be treated as having agreed, to act as Calculation Agent in accordance with Clause 8 of the Agency Agreement or the Relevant Dealer or (in the case of a syndicated issue) the Lead Manager requests the Issuer to appoint such Dealer or Lead Manager, or a person nominated by such Dealer or Lead Manager (a “Nominee”), as Calculation Agent and the Issuer agrees thereto.

16.2

Appointment. Should such a request be made to the Issuer and agreement be given by the Issuer, the appointment of that Dealer or Lead Manager shall be automatic upon the issue of the relevant Series of Notes, and shall, except as agreed, be on the terms set out in the Agency Agreement. No further action shall be required to effect the appointment of such Dealer or Lead Manager as Calculation Agent in relation to that Series of Notes. The appointment of a Nominee as Calculation Agent shall require the delivery (i) to the Nominee of a Calculation Agent Appointment Letter duly completed and executed by the Issuer and (ii) to the Issuer of a confirmation duly completed and executed by that Nominee, such Calculation Agent Appointment Letter and such confirmation to be substantially in the form set out in Schedule 2 to the Agency Agreement or as otherwise agreed. The name of the Dealer, Lead Manager or Nominee so appointed will be entered in the relevant Final Terms.

17.	STABILISATION

In connection with the issue of any Tranche of Notes under the Programme, the Stabilisation Manager or any person acting for such Stabilisation Manager may over-allot Notes or effect transactions with a view to supporting the price of the Notes at a level higher than that which might otherwise prevail. However, stabilisation may not necessarily occur. Such stabilisation, if commenced, may be discontinued at any time, and must be brought to an end after a limited period. Such stabilisation shall be in compliance with all applicable laws, regulations and rules. Any stabilisation action may begin at any time after the adequate public disclosure of the terms of the offer of the relevant Tranche of the Notes and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the Issue Date and 60 days after the date of the allotment of the relevant Tranche of Notes. Any stabilisation action or over-allotment must be conducted by the relevant Stabilisation Manager(s) (or person(s) acting on behalf of any Stabilisation Manager(s)) in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilisation shall, as against the Issuer, be for the account of the Stabilisation Manager. The Issuer shall authorise the Stabilisation Manager (or person(s) acting on its behalf) to make adequate public disclosure of the information required in relation to such stabilisation by Regulation (EU) No. 596/2014 after consultation with the Issuer. The relevant Stabilisation Manager shall also act as central point responsible pursuant to Article 6(5) Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016 supplementing the MAR.

18.	NOTICES AND COMMUNICATIONS

18.1

Form of and Address for Notices. All notices and communications under this Agreement shall be by letter, email or delivered by hand, or (but only where specifically provided in the Procedures Memorandum) by telephone. Each notice or communication shall be given to the relevant party at the address, telephone number, email address and, in the case of a communication by letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person(s) or department from time to time specified in writing by that party to the other for the purpose. The initial address, telephone number, email address and person(s) or department so specified by each party are set out in Schedule 6 hereto.

18.2	Effectiveness. Every notice or communication sent in accordance with Clause 18.1 shall be effective as follows:

18.2.1	Letter or Email: if sent by letter or email, upon receipt by the addressee; and

18.2.2	Telephone: if made on the telephone, upon being made.

In the case of 18.2.1 and 18.2.2 above, any such notice or communication which would otherwise take effect after 4:00 p.m. in the place of the addressee on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding business day in the place of the addressee.

19.	CONTRACTUAL RECOGNITION OF UK BAIL-IN POWERS

19.1

Notwithstanding and to the exclusion of any other term of this Dealer Agreement or any other agreements, arrangements, or understanding between a UK Bail-in Party and any other party to this Dealer Agreement, each party to this Dealer Agreement acknowledges and accepts that a UK Bail-in Liability arising under this Dealer Agreement may be subject to the exercise of UK Bail-in Powers by the relevant UK resolution authority, and acknowledges, accepts, and agrees to be bound by:

19.1.1

the effect of the exercise of UK Bail-in Powers by the relevant UK resolution authority in relation to any UK Bail-in Liability of a UK Bail-in Party (“Relevant UK Bail-in Party”) to any other party under this Dealer Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(a)	the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;

(b)

the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of the Relevant UK Bail-in Party or another person, and the issue to or conferral on any other party to this Agreement of such shares, securities or obligations;

(c)	the cancellation of the UK Bail-in Liability;

(d)	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

19.1.2

the variation of the terms of this Dealer Agreement, as deemed necessary by the relevant UK resolution authority, to give effect to the exercise of UK Bail-in Powers by the relevant UK resolution authority.

19.2	In this Clause 19:

19.2.1

“UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

19.2.2	“UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised;

19.2.3

“UK Bail-in Party” means any party under this Agreement whose liabilities under the Agreement or any Subscription Agreement may now or in the future be subject to bail-in under the UK Bail-in Legislation.

19.2.4

“UK Bail-in Powers” means the powers under the UK Bail-in Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

20.	RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIME

20.1

In the event that any Dealer that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Dealer of this Dealer Agreement, and any interest and obligation in or under this Dealer Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Dealer Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

20.2

In the event that any Dealer that is a Covered Entity or a Covered Affiliate of any such Dealer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Dealer Agreement that may be exercised against such Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Dealer Agreement were governed by the laws of the United States or a state of the United States.

“Covered Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the U.S. Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

21.	NO FIDUCIARY DUTIES

The Issuer acknowledges and agrees that each Dealer is acting solely pursuant to a contractual relationship with the Issuer on an arm’s length basis with respect to the Programme and any issue, offer and sale of Notes thereunder (including in connection with determining the terms of the issue, offer and sale of any Notes) and not as a financial adviser or a fiduciary to the Issuer or any other person. Additionally, the Issuer acknowledges that none of the Dealers is advising the Issuer or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Issuer shall consult with its own advisers concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Dealers shall have no responsibility or liability to the Issuer with respect thereto. The Issuer further acknowledges and agrees that any review by the Dealers of the Issuer, any issue, offer and sale of the Notes under the Programme, the terms of any Notes and other matters relating thereto will be performed solely for the benefit of the relevant Dealer and shall not be on behalf of the Issuer or any other person. The foregoing is without prejudice to any obligation of the relevant Dealers to make recommendations to the Issuer concerning the pricing of any offerings under the Programme in accordance with applicable laws and regulations.

22.	GOVERNING LAW, PLACE OF JURISDICTION

22.1

Governing Law. This Agreement, any non-contractual obligations arising out of or in connection with it and every agreement for the issue and purchase of Notes as referred to in Clause 2 shall be governed by, and construed in accordance with, German law.

22.2

Place of Jurisdiction. Any action or other legal proceedings (“Proceedings”) arising out of or in connection with this Agreement shall be brought in the District Court (Landgericht) in Frankfurt am Main, Federal Republic of Germany.

Nothing contained herein shall limit the right of any party hereto to take Proceedings against any other party hereto in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

23.	CONFIRMATION

For purposes of identifying the contracting party and beneficial owner pursuant to anti-money-laundering laws the Issuer confirms that it conducts the arrangements made by this Agreement for its own account, in accordance with the terms of this Agreement.

24.	SEVERABILITY AND PARTIAL INVALIDITY

Should any provision of this Agreement be or become invalid in whole or in part, the other provisions shall remain in force. The invalid provision shall be deemed substituted by a valid provision which accomplishes as far as legally possible the economic purposes of the invalid provision.

25.	AMENDMENTS

No provision of this Agreement, including this Clause 25, may be amended or supplemented unless the Issuer and the Dealers so agree in writing.

26.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

SCHEDULE 1

DOCUMENTATION LIST

1.	A copy of the Articles of Association of Linde plc.

2.	An extract of most recent date from the Commercial Registers pertaining to Linde plc.

3.	Copies of the resolution of the board of management of the Issuer passed in connection with the update and the increase of the programme amount of the Programme.

4.	A list of the names and titles and specimen signatures of the persons authorised to sign on behalf of the Issuer.

5.	Conformed copies of each of this Agreement and the Agency Agreement.

6.	The Prospectus.

7.	A copy of the approval of the Prospectus by the Luxembourg Stock Exchange.

8.	A copy of the effectuation authorisations signed by the Issuer.

9.	A copy of the ICSD Agreement of the Issuer with the ICSDs regarding Notes in NGN format.

10.	Legal opinions in form and substance satisfactory to the Arranger from:

(a)	Arthur Cox (legal advisers to the Issuer as to the laws of Ireland); and

(b)	Hengeler Mueller Partnerschaft von Rechtsanwälten mbB (legal advisers to the Dealers as to the laws of the Federal Republic of Germany).

11.	A Comfort letter from PricewaterhouseCoopers LLP, as independent auditors of Linde plc.

All such documents shall be in the German or English language or shall be accompanied by a certified translation into the German or English language, if applicable.

SCHEDULE 2

SELLING RESTRICTIONS

1.	General

Each Dealer represents and agrees, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes the Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither the Issuer nor any other Dealer shall have any responsibility therefore.

2.	United States of America

(a)

Each Dealer acknowledges that the Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(b)

Each Dealer represents and agrees that it has not offered and sold any Notes, and will not offer and sell any Notes constituting part of its allotment within the United States or to, or for the account or benefit of a U.S. person, except in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act. Accordingly, each Dealer further has represented and agreed that neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to any Note, and it and they have complied and will comply with the offering restrictions requirements of Regulation S.

(c)

Each Dealer agrees that, at or prior to confirmation of any sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and no Dealer (or persons covered by Rule 903 (c)(2)(iv)) may offer or sell any Notes constituting part of its allotment within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in the above paragraph have the meanings given to them by Regulation S.

Each Dealer represents and agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of Notes, except with its affiliates or with the prior written consent of the Issuer.

(d)

Notes will be issued in accordance with the provisions of United States Treasury Regulations Section 1.163-5(c)(2)(i)(D) (the “D Rules”), or in accordance with the provisions of United States Treasury Regulations Section 1.163-5(c)(2)(i)(C) (the “C Rules”) (or, any successor rules in substantially the same form as the C Rules or D Rules, as applicable, for purposes of Section 4701 of the U.S. Internal Revenue Code).

In respect of Notes issued in accordance with the D Rules, each Dealer represents and agrees that:

(i)

except to the extent permitted under the D Rules, (x) it has not offered or sold, and during the restricted period will not offer or sell, Notes to a person who is within the United States or its possessions or to a United States person, and (y) such Dealer has not delivered and will not deliver within the United States or its possessions definitive Notes that are sold during the restricted period;

(ii)

it has and throughout the restricted period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

(iii)

if such Dealer is a United States person, it has represented that it is acquiring the Notes for purposes of resale in connection with their original issuance and if such Dealer retains Notes for its own account, it will only do so in accordance with the requirements of the D Rules;

(iv)

with respect to each affiliate that acquires from such Dealer Notes for the purposes of offering or selling such Notes during the restricted period, such Dealer either (x) repeats and confirms the agreements contained in sub-clauses (i), (ii) and (iii) on such affiliate’s behalf or (y) agrees that it will obtain from such affiliate for the benefit of the Issuer the agreements contained in sub-clauses (i), (ii) and (iii).

Terms used in the above paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder, including the D Rules.

In addition, in respect of Notes issued in accordance with the C Rules, Notes must be issued and delivered outside the United States and its possessions in connection with their original issuance. Each Dealer represents and agrees that it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, Notes within the United States or its possessions in connection with their original issuance. Further, each Dealer represents and agrees in connection with the original issuance of Notes, that it has not communicated, and will not communicate, directly or indirectly, with a prospective purchaser if such purchaser is within the United States or its possessions and will not otherwise involve its U.S. office in the offer or sale of Notes. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder, including the C Rules.

Notes issued pursuant to the D Rules (other than Temporary Global Notes) will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code”.

3.	European Economic Area

Unless the Final Terms in respect of any Notes specify the “Prohibition of Sales to EEA Retail Investors” as “Not Applicable”, each Dealer represents and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by the Prospectus as completed by the Final Terms in relation thereto to any retail investor in the European Economic Area. For the purposes of this provision the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(b)

a customer within the meaning of Directive 2016/97/EU, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

4.	United Kingdom

Prohibition of Sales to UK Retail Investors

Unless the relevant Final Terms in respect of any Notes specify “Prohibition of Sales to UK Retail Investors” as “Not Applicable”, each Dealer represents and agrees that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any Notes which are the subject of the Prospectus as completed by the Final Terms in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision the expression retail investor means a person who is either one (or both) of the following:

(a)	not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or

(b)	not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024.

Other Regulatory Restrictions

Each Dealer represents and agrees that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended the “FSMA”) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

5.	Switzerland

(a)	Each Dealer acknowledges that, subject to paragraph (b) below:

(i)

Notes may not be publicly offered directly or indirectly, in, into or from Switzerland within the meaning of the Swiss Financial Services Act of 15 June 2018, as amended (the “FinSA”) and will not be admitted to trading on any exchange or other trading venue in Switzerland;

(ii)

Neither the Prospectus nor any Final Terms nor any other offering or marketing material relating to the Notes (x) constitutes a prospectus as such term is understood pursuant to the FinSA or (y) has been or will be filed with or approved by a Swiss review body pursuant to Article 52 of the FinSA; and

(iii)	neither the Prospectus nor any Final Terms nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

(b)

Notwithstanding paragraph (a) above, in respect of any Tranche of Notes to be issued, the Issuer and the relevant Dealers may agree that (x) such Notes may be publicly offered in Switzerland within the meaning of the FinSA and/or (y) an application will be made by (or on behalf of) the Issuer to admit such Notes to trading on a trading venue (exchange or multilateral trading facility) in Switzerland, provided that:

(i)

the Issuer is able to rely, and is relying, on an exemption from the requirement to prepare and publish a prospectus under the FinSA in connection with such public offer and/or application for admission to trading;

(ii)

in the case of any such public offer, the relevant Dealers have agreed to comply with any restrictions applicable to the offer and sale of such Notes that must be complied with in order for the Issuer to rely on such exemption; and

(iii)

the applicable Final Terms will specify that such Notes may publicly offered in Switzerland within the meaning of the FinSA and/or the trading venue in Switzerland to which an application will be made by (or on behalf of) the Issuer to admit such Notes to trading thereon.

6.	Singapore

Each Dealer acknowledges that the Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Dealer represents and agrees, that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

7.	Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

SCHEDULE 3

DEALER ACCESSION

PART I

FORM OF DEALER ACCESSION LETTER - PROGRAMME

[Date]

To: Linde plc

Linde plc

EUR 25,000,000,000 Debt Issuance Programme

Dear Sir or Madam,

We refer to the Dealer Agreement dated 4 May 2026 entered into in respect of the above Debt Issuance Programme and made between Linde plc and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the “Dealer Agreement”).

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(i)	a copy of the Dealer Agreement; and

(ii)	a copy of all documents referred to in Schedule 1 of the Dealer Agreement,

and have found them to our satisfaction.

For the purposes of the Dealer Agreement our notice details are as follows:

[insert name, address, telephone, email address and attention].

In consideration of the appointment by yourselves of us as a Dealer under the Dealer Agreement we hereby undertake, for your benefit and the benefit of the other Dealers, that we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Dealer Agreement.

This letter is governed by, and shall be construed in accordance with, German law.

Yours faithfully,

[Name of New Dealer]

By:

cc:	Citibank, N.A., London Branch,

as Fiscal Agent

PART II

FORM OF CONFIRMATION LETTER – PROGRAMME

[Date]

To: [Name and address of New Dealer]

Linde plc

EUR 25,000,000,000 Debt Issuance Programme

Dear Sir or Madam,

We refer to the Dealer Agreement dated 4 May 2026 (such agreement, as amended, supplemented or restated from time to time, the “Dealer Agreement”) entered into in respect of the above Debt Issuance Programme and hereby acknowledge receipt of your Dealer Accession Letter to us dated [•].

We hereby confirm that, with effect from the date hereof, you shall become a party to the Dealer Agreement in accordance with Clause 11.2 of the Dealer Agreement.

Yours faithfully,

Linde plc

By:	By:

cc:	Citibank, N.A., London Branch, as Fiscal Agent

The other Dealers

PART III

FORM OF DEALER ACCESSION LETTER - NOTE ISSUE

[Date]

To: Linde plc

[Description of issue]

(the “Notes”)

Dear Sir or Madam,

We refer to the Dealer Agreement dated 4 May 2026 and made between Linde plc and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the “Dealer Agreement”).

Conditions Precedent

We confirm that we are in receipt of the documents referenced below:

(i)	a copy of the Dealer Agreement; and

(ii)	a copy of such of the other documents referred to in Schedule 1 of the Dealer Agreement as we have requested,

and have found them to our satisfaction or (in the case of the documents referred to in (ii) above) have waived such production.

For the purposes of the Dealer Agreement our notice details are as follows:

[insert name, address, telephone, email address and attention].

In consideration of the appointment by yourselves of us as a Dealer in respect of the issue of the Notes under the Dealer Agreement we hereby undertake, for your benefit and the benefit of each of the other Dealers that in relation to the issue of the Notes we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Dealer Agreement.

This letter is governed by, and shall be construed in accordance with, German law.

Yours faithfully,

[Name of New Dealer]

By:

cc:	Citibank, N.A., London Branch,

as Fiscal Agent

PART IV

FORM OF CONFIRMATION LETTER – NOTE ISSUE

[Date]

To: [Name and address of New Dealer]

Linde plc

(the “Issuer”)

[Description of issue]

(the “Notes”)

Dear Sir or Madam,

We refer to the Dealer Agreement dated 4 May 2026 (such agreement, as amended, supplemented or restated from time to time, the “Dealer Agreement”) and hereby acknowledge receipt of your Dealer Accession Letter to us dated [•].

We hereby confirm that, with effect from the date hereof in respect of the issue of the Notes, you shall become a party to the Dealer Agreement in accordance with the provisions of Clause 11.2 of the Dealer Agreement.

Yours faithfully,

Linde plc

By:	By:

cc:	Citibank, N.A., London Branch,

as Fiscal Agent

SCHEDULE 4

LETTER REGARDING INCREASE IN THE PROGRAMME AMOUNT

[Date]

To:	The Dealers

(as those expressions are defined

in the Dealer Agreement

dated 4 May 2026,

as amended, supplemented or restated from

time to time (the “Dealer Agreement”))

Linde plc

EUR 25,000,000,000 Debt Issuance Programme

Dear Sir or Madam,

We hereby require, pursuant to Clause 12.1 of the Dealer Agreement, that the aggregate principal amount of the above Programme be increased to EUR [•] from [specify date which is no earlier than seven Frankfurt Business Days after the date the notice is given] whereupon all references in the Dealer Agreement, the Agency Agreement and the Procedures Memorandum will be deemed amended accordingly.

We understand that this increase is subject to the satisfaction of the condition set out in Clause 12.2 of the Dealer Agreement, namely that each Dealer shall have received and found satisfactory the documents listed in the Documentation List (with such agreed changes as may be relevant with reference to the circumstances at the time of the proposed increase).

You must notify the Fiscal Agent and ourselves within five Frankfurt Business Days of receipt by you of those documents if you consider such documents to be unsatisfactory and, in the absence of such notification, you will be deemed to consider such documents to be satisfactory.

Terms used in this letter have the meanings given to them in the Dealer Agreement.

Yours faithfully,

Linde plc

By:	By:

cc:	Citibank, N.A., London Branch,

as Fiscal Agent

SCHEDULE 5

FORM OF SUBSCRIPTION AGREEMENT

Dated [•]

Linde plc

as Issuer

and

[Insert Lead Manager]

as Lead Manager

and

Others

SUBSCRIPTION AGREEMENT

RELATING TO THE

EUR 25,000,000,000 DEBT ISSUANCE PROGRAMME

(1)	Linde plc (the “Issuer”)

(2)	[Insert name of lead manager]

(the “Lead Manager”)

(3)	[insert name of other managers]

(together, with the Lead Manager, the “Managers”)

agree as follows:

1.	Terms

The Issuer proposes to issue [description of issue] (the “Notes”) pursuant to the EUR 25,000,000,000 Debt Issuance Programme established by it. The terms of the issue shall be as set out in the Conditions.

References herein to the “Conditions” shall be to the [in the case Part I of the Final Terms only refers to the relevant provisions of Option I or Option II: set of terms and conditions for [Fixed Rate Notes] [non-interest bearing Notes] [Zero Coupon Notes] [Floating Rate Notes] as determined and completed by the final terms relating to the Notes (the “Final Terms”), both as attached hereto as Annex A] [in the case Part I of the Final Terms replicates the relevant provisions of Option I or Option II and completes the relevant placeholders in Option I or Option II: Conditions as attached hereto as Annex A].

This Agreement is supplemental to the Dealer Agreement (the “Dealer Agreement”) dated 4 May 2026 made between the Issuer and the Dealers party thereto. All terms with initial capitals used herein without definition have the meanings given to them in the Dealer Agreement.

[The [Lead] Managers agree as between themselves that they will be bound by and will comply with the International Capital Market Association Standard Form Agreement Among Managers German Version 1 (the “Agreement Among Managers”) and further agree that references in the Agreement Among Managers to the “Lead Manager” shall mean [Lead] Managers, as defined in this Agreement and references to the “Settlement Lead Manager” shall mean [•].]

2.	[Appointments]

[The Issuer hereby appoints each Manager, which is not a party to the Dealer Agreement (each a “New Dealer”), as a New Dealer in accordance with the provisions of Clause 11 of the Dealer Agreement for the purposes of the issue of the Notes. The Lead Manager confirms that it is in receipt of the documents referenced below:

(i)	a copy of the Dealer Agreement; and

(ii)	a copy of such of the documents referred to in Schedule 1 of the Dealer Agreement as the Lead Manager (on behalf of the Managers) has requested and has confirmed with [each of] the New Dealer[s] that [each of] the New Dealer[s] has found them to be satisfactory or (in the case of any or all of the documents referred to in (ii)) has waived such production.

For the purposes of the Dealer Agreement the details of the New Dealer[s] for service of notices are as follows:

[insert name, address, telephone, email address and attention].

In consideration of the Issuer appointing the New Dealer[s] as [a] Dealer[s] in respect of the Notes under the Dealer Agreement, [each/the] New Dealer hereby undertakes, for the benefit of the Issuer and each of the other Dealers, that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Dealer Agreement. The Issuer hereby confirms that [each of] the New Dealer[s] shall be vested with all rights and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Dealer Agreement, provided that following the Issue Date of the Notes [each of] the New Dealer[s] shall have no further such rights and obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the Notes.]

3.	Purchase of the Notes

3.1

Subject to the terms and conditions of the Dealer Agreement the Issuer hereby agrees to issue the Notes and each Manager severally and not jointly agrees to purchase such principal amount of the Notes as corresponds to its commitment as set forth in Annex B attached hereto at a purchase price of [•]% of the principal amount of the Notes (the “Purchase Price”), being the issue price of [•]% less a selling concession of [•]% of such principal amount and a management and underwriting fee of [•]% of such principal amount.

3.2	The settlement procedures set out in Part II of the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

(a)

the sum payable on the Issue Date shall be [•] (representing the Purchase Price) [, less the amount payable in respect of Managers’ expenses specified in Article [4] of this Agreement] (the “Net Proceeds”)[. Such payment will be made by the [Lead Manager out of its Commissionaire Account (as defined below)][common service provider/common depositary] on behalf of the Managers, in [currency] in immediately available funds to such [currency] account as shall be notified by the Issuer to the Lead Manager];

(b)

[the Lead Manager acknowledges that the Notes represented by the Global Note[s] will initially be credited to the Lead Manager’s account held with an ICSD (the “Commissionaire Account”) the terms of which include a third-party beneficiary clause (stipulation pour autrui) with the Issuer as the third-party beneficiary and provide that such Notes are to be delivered to others only against payment of the Net Proceeds set out in Clause [3].2(a) hereof into the Commissionaire Account on a delivery against payment basis;

(c)

the Lead Manager acknowledges that (i) the Notes represented by the Global Note[s] shall be held to the order of the Issuer as set out above and (ii) the Net Proceeds set out in Clause [3].2(a) hereof in the Commissionaire Account will be held on behalf of the Issuer until such time as they are transferred to the Issuer’s order. The Lead Manager undertakes that the Net Proceeds will be transferred to the Issuer’s order promptly following receipt of such monies in the Commissionaire Account;

(d)

the Issuer acknowledges and accepts the benefit of the third-party beneficiary clause (stipulation pour autrui) pursuant to the [Belgian][Luxembourg] Civil Code in respect of the Commissionaire Account;]

(e)	“Issue Date” means [•] a.m. ([•] time) on [•] or such other time and/or date as the Issuer and the Lead Manager on behalf of the Managers may agree;

(f)

“Payment Instruction Date” means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for business in [Frankfurt am Main]) prior to the Issue Date.

4.	Expenses

The Issuer shall bear and pay (together with any applicable value added tax) all costs and expenses incurred in or in connection with the issue of the Global Notes, this Agreement and the Final Terms prepared in connection with the issue of the Notes[, the listing of the Notes on the [Euro MTF market of the Luxembourg Stock Exchange] [insert other stock exchange]] and making initial delivery of the Notes. In addition, the Issuer agrees to pay to the Lead Manager [insert currency and amount] in respect of legal, travelling, telex, telephone, postage and advertising expenses incurred and to be incurred by the Managers in connection with the preparation and management of the issue, and distribution of the Notes which sum may be deducted from the Purchase Price as provided in Clause [3] hereof.

5.	Conditions Precedent

5.1	The obligation of the Managers to purchase the Notes is conditional upon:

(a)

the conditions set out in Clause 3.2 of the Dealer Agreement being satisfied as of the Payment Instruction Date and without prejudice to the aforesaid, the Prospectus dated 4 May 2026 [, as supplemented by [•],] containing all material information relating to the assets and liabilities, financial position and profits and losses of the Issuer and nothing having happened or being expected to happen which would require the Prospectus [, as so supplemented,] to be [further] supplemented or updated; and

(b)	the delivery to the Lead Manager on the Payment Instruction Date of:

(i)

legal opinion[s] or reliance letter[s] addressed to the Managers dated the Payment Instruction Date in such form and with such contents as the Lead Manager, on behalf of the Managers, may reasonably require from [the internal legal department of the Issuer] [and] [Hengeler Mueller Partnerschaft von Rechtsanwälten mbB];

(ii)	a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Issuer giving confirmation to the effect stated in sub-paragraph (a) of this clause; and

(iii)	[a] comfort letter[s] dated the [date hereof and the] Payment Instruction Date from the independent auditors of the Issuer, in such form and with such content as the Managers may reasonably request.

5.2

If any of the conditions set forth in Clause [5].1 is not satisfied as of the Payment Instruction Date, this Agreement shall terminate on such date. Upon such termination the parties hereto shall be under no further liability arising out of this Agreement (except for the liability of the Issuer in relation to expenses as provided in Clause [4] hereof and except for any liability arising before or in relation to such termination), provided that the Lead Manager, on behalf of the Managers, may in its discretion waive any of the aforesaid conditions (other than the condition precedent contained in Clause 3.2.4 of the Dealer Agreement) or any part of them.

6.	Force Majeure

The Lead Manager, on behalf of the Managers, may, by notice to the Issuer, terminate this Agreement at any time prior to payment of the net purchase money to the Issuer if in the opinion of the Lead Manager, upon consultation, if practicable, with the Issuer, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to either prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market. Upon such notice being given, the parties to this Agreement shall (except for the liability of the Issuer in relation to expenses as provided in Clause [4] hereof and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

7.	Product Governance Rules

7.1	EEA MiFID II Product Governance Rules

Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules:

(a)

each of [insert names of Manager(s) who is/are deemed to be MiFID manufacturer(s)] (each a “Manufacturer” and together “the Manufacturers”) acknowledges to each other Manufacturer that it understands the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Final Terms in connection with the Notes; and

(b)

[insert name(s) of Manager(s) who is/are not deemed to be MiFID manufacturer(s) if any] [and] [,] the Issuer note[s] the application of the Product Governance Rules and acknowledge[s] the target market and distribution channels identified as applying to the Notes by the Manufacturer[s] and the related information set out in the Final Terms in connection with the Notes.

7.2	[UK MiFIR Product Governance Rules

Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

(a)

[each of] [insert names of Manager(s) who is/are deemed to be UK MiFIR manufacturer(s)] ([each a][the] “UK Manufacturer” [and together the “UK Manufacturers”]) [acknowledges to each other UK Manufacturer that it] understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Final Terms in connection with the Notes; and

(b)

[insert name(s) of Manager(s) who is/are not deemed to be UK MiFIR manufacturer(s) if any] [and] [,] the Issuer note[s] the application of the UK MiFIR Product Governance Rules and acknowledge[s] the target market and distribution channels identified as applying to the Notes by the UK Manufacturer[s] and the related information set out in the Final Terms in connection with the Notes.]

8.	Miscellaneous

8.1	Clauses 19 and 20 of the Dealer Agreement shall also apply to this Agreement as if expressly incorporated herein.

8.2

This Agreement, any non-contractual obligations arising out of or in connection with it, as well as all rights and obligations of the parties arising from it shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.

8.3

Any action or other legal proceedings (“Proceedings”) arising out of or in connection with this Agreement shall be brought in the District Court (Landgericht) in Frankfurt am Main, Federal Republic of Germany.

Nothing contained herein shall limit the right of any party hereto to take Proceedings against any other party hereto in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

8.4

Should any provision of this Agreement be or become invalid in whole or in part, the other provisions shall remain in force. The invalid provision shall be deemed substituted by a valid provision which accomplishes as far as legally possible the economic purposes of the invalid provision.

8.5	No provision of this Agreement, including this Clause [8.5], may be amended or supplemented unless the Issuer and the Managers agree so in writing.

8.6

This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

The Issuer

Linde plc

By:	By:

The Managers

[Names of Managers]

By:

ANNEX A

TO THE SUBSCRIPTION AGREEMENT

[The Conditions]

ANNEX B

TO THE SUBSCRIPTION AGREEMENT

The Commitments of the Managers

[insert Managers]	[insert Commitments]

[•]	[•]

[•]	[•]

[•]	[•]

[•]	[•]

SCHEDULE 6

LIST OF COMMUNICATION DETAILS

THE ISSUER

Linde plc

Ten Earlsfort Terrace

Dublin 2, D02 T380

Republic of Ireland

Telephone:	+44 7799 342124
Email:	lindeplc.treasury@linde.com
Attention:	Treasury

THE ARRANGER

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone:	+44 20 7986 1984
Email:	mtndesk@citi.com
Attention:	MTN Desk

THE DEALERS

Bank of China (Europe) S.A.

55, Boulevard Royal

2449 Luxembourg

Luxembourg

Telephone:	+352 268 688 362
Email:	DCM_eu.lu@bank-of-china.com
Attention:	BOC EU DCM Centre

BofA Securities Europe SA

51 rue La Boétie

75008 Paris

France

Telephone:	+33(0) 1 8770 0000
Email:	dcm_eea@bofa.com
Attention:	Syndicate Desk

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

United Kingdom

Telephone:	+44 20 7986 1984
Email:	mtndesk@citi.com
Attention:	MTN Desk

HSBC Bank plc

8 Canada Square

London E14 5HQ

United Kingdom

Telephone:	+44 20 7991 8888
Email:	transaction.management@hsbcib.com
Attention:	Head of DCM Legal

J.P. Morgan SE

Taunustor 1 (TaunusTurm)

60310 Frankfurt am Main

Federal Republic of Germany

Email:	DCM_programmes@jpmorgan.com
Attention:	Euro Medium Term Note Desk

Mizuho Bank Europe N.V.

Atrium Amsterdam,

3rd Floor

Strawinskylaan 3053

1077 ZX Amsterdam

The Netherlands

Attention:	Primary Debt
Telephone:	+49 69 4272 93140
Email:	PrimaryDebt@eu.mizuho-sc.com

Société Générale

Immeuble Basalte

17 Cours Valmy

CS 50318

92972 Paris La Défense Cedex

France

Attention:	Syndicate Desk GLBA/SYN/CAP/BND
Telephone:	+33 (0)1 42 13 32 16
Email:	eur-glba-syn-cap@sgcib.com

TD Global Finance unlimited company

5th Floor, One Molesworth Street

Dublin 2, D02 RF29

Ireland

Attention:	Head of Syndicate & Origination
Telephone:	+353 1 267 6000
Email:	transactionadvisorygroup@tdsecurities.com

The Toronto-Dominion Bank

60 Threadneedle Street

London EC2R 8AP

United Kingdom

Attention:	Head of Syndicate & Origination
Telephone:	+44 20 7628 2262
Email:	transactionadvisorygroup@tdsecurities.com

UBS AG London Branch

5 Broadgate

London EC2M 2QS

United Kingdom

Telephone:	+44 20 7567 2479
Attention:	MTN Desk
Email:	ol-emtndesk-london@ubs.com

UniCredit Bank GmbH

Arabellastrasse 12

81925 Munich

Germany

Telephone:	+49 89 378 15780
Attention:	DCM Documentation MFS1DM
Email:	dcmdocumentation@unicredit.de

Signature Page

to the Dealer Agreement

This Agreement has been entered into as of the date first written above.

Linde plc

/s/ C.J. Cossins
By: C.J. Cossins

S1

Citigroup Global Markets Limited

(as Arranger and Dealer)

/s/ Paula Clarke
By: Paula Clarke Delegated Signatory

S2

Bank of China (Europe) S.A.

/s/ Zhang Jinchun
By: Zhang Jinchun EAMC

S3

BofA Securities Europe SA

/s/ Susan Mann
By: Susan Mann Authorised Signatory

S4

HSBC Bank plc

/s/ Elizabeth A Newton
By: Elizabeth A Newton

S5

J.P. Morgan SE

/s/ Alexander Voigt	/s/ Andreas Noe
By: Alexander Voigt Managing Director	By: Andreas Noe Executive Director

S6

Mizuho Bank Europe N.V.

/s/ Christoph Paul	/s/ Emanuele Guidi
By: Christoph Paul Head of EU Primary Markets	By: Emanuele Guidi Director

S7

Société Générale

/s/ Antoine Molho
By: Antoine Molho Head of CEE DCM

S8

TD Global Finance unlimited company

/s/ Frances Watson
By: Frances Watson

S9

The Toronto-Dominion Bank

/s/ Frances Watson
By: Frances Watson

S10

UBS AG London Branch

/s/ Liam Ayre	/s/ Nicholas Lewis
By: Liam Ayre Executive Director	By: Nicholas Lewis Executive Director

S11

UniCredit Bank GmbH

/s/ Martina Reissenweber	/s/ Isaac Alonso
By: Martina Reissenweber Managing Director	By: Isaac Alonso Managing Director, DCM

S12